UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

August 10, 2006

Date of Report (Date of earliest event reported)

SIRENZA MICRODEVICES, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	000-30615	77-0073042
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

303 S. TECHNOLOGY COURT, BROOMFIELD, CO 80021

(Address of principal executive offices, including zip code)

(303) 327-3030

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective August 10, 2006, the Compensation Committee of the Board of Directors of Sirenza Microdevices, Inc. (the "Company") approved the grant and issuance under the Company's Amended and Restated 1998 Stock Plan (the "1998 Plan") of a right to purchase 150,000 shares of restricted common stock to the Company's President and Chief Executive Officer, Robert Van Buskirk. The award has a 30-day term and is evidenced by a Notice of Grant. The underlying stock is purchasable by the employee's execution of an attached Restricted Stock Purchase Agreement with the Company and payment of a purchase price of $0.001 per share through services rendered during the period of the reacquisition right described below. The agreement provides the Company with a right of reacquisition on the restricted stock at no cost to the Company upon termination of the employee's employment, which reacquisition right will lapse as to 25,000 of such shares on May 8, 2007, as to 25,000 of such shares at May 8, 2008 and as to the remaining 100,000 of such shares at May 8, 2009, in each case so long as the recipient remains employed by the Company through such date. Also on August 10, 2006, the automatic annual grants of rights to purchase restricted stock to non-employee directors of the Company prescribed by the 1998 Plan were issued to the following directors of the Company: Christopher Crespi, Gil Van Lunsen, Casimir Skrzypczak and John Bumgarner. These grants had the same material terms described above, but were for 3,000 shares each and featured a reacquisition right lapsing as to 1,000 of such shares on August 10, 2007, August 10, 2008 and August 10, 2009, in each case so long as the recipient continues to provide services to the Company through such date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRENZA MICRODEVICES, INC.

By: /s/ Clay B. Simpson

Clay B. Simpson

Vice President, General Counsel and Secretary

  Date:  August 14, 2006